Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

EDWARD G. MILLER TO SUCCEED ROBERT H. SAUNDERS, JR.,
AS PRESIDENT OF KAMAN MUSIC CORP.

BLOOMFIELD, Connecticut (May 17, 2007) - Kaman Corp. (NASDAQ:KAMN) today announced that Edward G. Miller will assume the position of president of its subsidiary, Kaman Music Corporation, following the planned retirement of Robert H. Saunders, Jr. on June 30, 2007.

Miller, who is currently executive vice president and chief operating officer of the music subsidiary, will report to Paul R. Kuhn, chairman, president and CEO of the parent company.  Kaman Music is the largest independent U.S. distributor of musical instruments and accessories, offering more than 20,000 products for amateurs and professionals.

“As we congratulate Ed on his well-deserved promotion, I also wish to thank Bob for his years of outstanding leadership as president of Kaman Music,” Kuhn said. “Bob has successfully led and grown Kaman Music during some challenging times and brought in new technologies during his tenure that have resulted in a new standard of excellence in the music industry.  We wish him well in his retirement and know that his leadership legacy will continue in Ed Miller’s capable hands.”

Miller has 35 years of experience with Kaman, having joined the company as an accountant in 1972.   He received a series of promotions to increasingly responsible positions over the years and has served as executive vice president and chief operating officer since 1998.  Miller is a graduate of the American International College, Springfield, Mass and the Hartford Institute of Accounting.  He is a resident of Enfield, Conn.

Kaman Corp., headquartered in Bloomfield, conducts business in the aerospace, industrial distribution and music markets.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com